EXHIBIT 4.5

AMENDMENT TO RESTATED MANAGEMENT AGREEMENT

This Amendment to the Restated Management Agreement (this “Amendment”) is made as of the 31st day of May, 2009, by and between Nordic American Tanker Shipping Limited, a Bermuda company (the “Company”), and Scandic American Shipping Ltd., a Bermuda company (“Scandic”).

W I T N E S S E T H:

WHEREAS, the Company and Scandic are parties to a management agreement restated as of June 30, 2004, as further amended on October 12, 2004, April 29, 2005, November 19, 2005 and May 3, 2008 (the “Restated Management Agreement”); and

WHEREAS, Section 2 of the Restated Management Agreement currently provides, inter alia, that the term of the Restated Management Agreement shall terminate on June 30, 2019, unless earlier terminated by the parties or unless extended by the parties following mutual agreement; and

WHEREAS, the Company and Scandic wish to amend Section 2 of the Restated Management Agreement to extend the term of the Restatement Management Agreement.

NOW, THEREFORE, the parties hereby agreed as follows:

1.           Section 2 of the Restated Management Agreement is hereby amended in its entirety to read as follows:

“The term of this Agreement shall commence on June 30, 2004 and shall terminate as follows, unless earlier terminated pursuant to Section 6 hereof or unless extended by the parties following mutual agreement:

Until June 30, 2009, this Agreement shall terminate on June 30, 2019;

Thereafter, this Agreement shall terminate on the date which is ten years from the calendar date so that the remaining term of this Agreement shall always be ten years.”

2.           All other terms of the Restated Management Agreement shall remain in full force and effect.

3.           This Amendment may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

NORDIC AMERICAN TANKERSHIPPING LIMITED

By	/s/ Hon. Sir David Gibbons
Name: Hon. Sir David Gibbons
Title: Director

By	/s/ Andreas Ove Ugland
Name: Andreas Ove Ugland
Title: Director

By	/s/ Torbjørn Gladsø
Name: Torbjørn Gladsø
Title: Director

By	/s/ Andrew W. March
Name: Andrew W. March
Title: Director

By	/s/ Paul J. Hopkins
Name: Paul J. Hopkins
Title: Director

By	/s/ Richard H.K. Vietor
Name: Richard H.K. Vietor
Title: Director

SCANDIC AMERICAN SHIPPING LTD.

By	/s/ Herbjørn Hansson
Name: Herbjørn Hansson
Title: